Exhibit 2.3

Santander Banespa’s letterhead

Credit Facility Agreement for Acquisition of Goods and Services through Foreign Loan Onlending – COMPROR No. 150080806

Santander Brasil S.A. Branch No. 271.2	Bank Account No. 563114.78

FINANCED PARTY Tim Celular S.A.	CNPJ/MF 04.206.050/0001-80

Address: Av. Giovanni Gronchi, 7143 – Vila Andrade	City/State São Paulo – SP

GUARANTEES

☒ Promissory Note issued in foreign currency (yen) in the equivalent amount of JPY 8,839,779,005.52, corresponding to 100% of the Credit Facility granted herein.

☐ Others, by proper instrument, as applicable void

LIMIT VALUE OF CREDIT FACILITY

JPY 8,839,779.52 equivalent to R$ 160,167,955.80, on the date hereof.

FINANCIAL CHARGES

Fixed interest at (to be agreed in each transaction % per year), equivalent to (to be agreed in each transaction % per month), to be calculated in a simple manner by considering the year of 360 consecutive days.

DUE DATE

November 13, 2006

COLLECTION FEES AND RATES

TAC – Credit Facility Fee to be paid as follows: void.

TCOA – Lending Rate: R$ void to be paid as follows: void

By this instrument: (i) Banco do Estado de São Paulo S.A – Banespa, with head offices in the city of São Paulo, State of São Paulo, at Praça Antonio Prado, 06, registered with the National Registry of Legal Entities (CNPJ/MF) under No. 61.411.633/0001-87, hereinafter referred to as BANK and (ii) FINANCED PARTY, named and identified in the Preamble above (“Preamble”), have mutually agreed to execute this Credit Facility Agreement for Acquisition of Goods and Services through Foreign Loan Onlending (“Agreement”), which shall be governed by the following clauses and conditions:

I – SUBJECT MATTER

1.1. BANK hereby grants a Credit Facility (“Credit Facility”) to FINANCED PARTY, pursuant to this Agreement, up to the limit value set forth in Preamble through Onlending of Foreign Loan taken in yens under Resolution No. 2.770 issued by the National Monetary Council, in its amount in Brazilian currency, which is exclusively intended for cash payment of the suppliers of FINANCED PARTY (manufacturers/ representatives/distributors/resellers/service providers), hereinafter referred to as “Suppliers”, in view of the purchase of goods or service contracting on the part of FINANCED PARTY (“Financings” or solely referred to as “Financing”).

1.2. This Agreement shall not entail or create any obligation for BANK to grant any credit facility applications on the part of FINANCED PARTY, the granting of which shall be conditioned to the analysis of each application by BANK as to its operational capacity, financial schedule, availability for use of BANK funds, as well as the restrictions imposed by the Central Bank of Brazil, at any time.

1.3. The Credit Facility mentioned in the Preamble hereof is a revolving credit, that is, it shall be recomposed in the total amount of reimbursements to be carried out by FINANCED PARTY, except charges, in the total equivalent in foreign currency, as per Clause 13, with due regard for the limit set forth in Preamble and other provisions hereof.

1.4. The amount of the Credit Facility established in the Preamble hereof may be altered upon execution of amendment hereto.

II – FINANCED PARTY

2.1. FINANCED PARTY shall be liable for the existence of the documents supporting sales and service contracting subject matter of Financings (invoice, bill, trade bills and other trade documents) to be actually conducted.

2.2. FINANCED PARTY shall submit to BANK, whenever it is requested, the documents mentioned in the main section hereof, within at least five (5) business days as from the respective request, or within the term required by the relevant authorities, under penalty of being civilly and criminally liable for all losses, damages or sanctions to be established to BANK, provided that it is evidenced that FINANCED PARTY is responsible for the non-submission of said documents.

III – VALUE AND FINANCIAL CHARGES

3.1. The amount of the Credit Facility to be used by FINANCED PARTY, in the equivalent amount in foreign currency, shall not exceed, during the effectiveness hereof, the limit value of the Credit Facility set forth in the Preamble hereof. The limit value of the Credit Facility deducted from the pending reimbursement of FINANCED PARTY, arising from FINANCINGS hereunder, shall correspond to the amount of the Credit Facility available.

3.2. The financial charges shall be imposed on the principal amount financed in foreign currency, as provided for in Chart, mentioned in item 4.4. below and shall be calculated as from the expenditure also set forth in said Chart.

IV – EXECUTION AND GRANTING OF FINANCINGS

4.1. The Financing shall be granted by BANK directly on behalf of Suppliers of FINANCED COMPANY, as provided for in the Chart to be submitted by FINANCED PARTY to BANK, as mentioned in item 4.4. below.

4.2. FINANCED PARTY shall be responsible for all information provided to BANK, regarding the payment instructions provided and FINANCED PARTY shall be fully liable for any burden entailed by contradictory information provided by it.

4.3. In order to grant each Financing, FINANCED PARTY and BANK shall previously agree the amount, the term, the financial charges to be incurred and the payment conditions for Financings.

4.4. FINANCED PARTY’s applications shall be carried out through the chart (“Chart”), as per Annex I, executed by FINANCED PARTY or through list of slips, which shall be submitted to BANK together with the respective slips. Chart shall contain: (i) the identification of Suppliers; (ii) data of invoices and bills; (iii) date and payment conditions for the respective supplier (Electronic Interbank Fund Transfer – TED), payment of collection form, etc; (iv) amount in Brazilian and foreign currency; (v) term for Financing payment; and (vi) financial charges agreed.

4.4.1.	If the applications are carried out through list of slips, the parties establish that said list shall contain the identification of the suppliers, as well as the respective amounts.

4.4.2.	The parties establish that Chart shall be submitted to Bank until 12:00 p.m. (noon) on the expenditure date.

4.5. BANK shall become the funds available to Suppliers, pursuant to the conditions established in Chart(s) and on the same date in which it received them, in the bank account held by suppliers in BANK or, in the absence thereof, in another bank account held by such suppliers in another financial institution to be appointed by them or pursuant to the list of slips, as applicable.

4.6. BANK shall provide FINANCED PARTY with all receipts of payment of invoices, bills, trade bills and other documents issued by suppliers or service providers of issuer to BANK. Said receipts shall be submitted within two (02) business days in advance of the payment thereof, under penalty of redressing all losses and damages to be incurred by FINANCED PARTY in view of the non-evidence of payment of debts to SUPPLIERS. In the event of failure to pay or delay in the payment on the part of BANK of invoices, bills, trade bills and other documents within the term established in CHART, BANK shall promptly inform FINANCED PARTY of such fact, in writing, and shall bear all late-payment charges, burden and/or losses arising therefrom.

4.7. Considering that the current Brazilian Payment System (“System”) provides for various manners for granting or payment of amounts corresponding to Financings through electronic systems and BANK is hereby held harmless from any and all liabilities, including vis-à-vis third parties, directly and indirectly arisen from the following events: (i) interruptions in the telecommunications systems arising from failures and/or interventions of any government entity, telecommunications service concessionary or services provided by third parties (“Network”) that evidently may prevent the granting and/or payment of the amounts; and (ii) evidenced failure in the SYSTEM availability, in the respective access, or in the Network in view of act of God and force majeure that may affect the granting or payment of the amounts of the Financings taken through the SYSTEM, even if the events mentioned above entail financial losses to FINANCED PARTY.

V- PAYMENTS

5.1. All amounts owed by FINANCED PARTY shall be paid, plus the financial charges due, pursuant to and on the date mentioned in Charts, through debit from the bank account held by FINANCED PARTY in a financial institution, the data of which is provided for in Preamble, by using other systems and money order instruments available in the market, or by payment of collection notice to be sent by BANK. In the event of non-payment on the due date, including the settlement of the collection notices to be sent by BANK, late-payment charges provided for herein shall be applied as from the day subsequent (including) to the due date.

5.1.1. Except for the payments made through collection notice, any payment made by FINANCED PARTY by check issued by it, credit document or any other documents to be cleared by the Department of Clearance of Checks and other Documents, shall be deemed duly settled and/or received upon prompt conversion thereof into available funds and, consequently, charges shall be applied for such period to that effect.

5.2. If FINANCED PARTY opts for the debit from its bank account held in financial institution, the data of which is set forth in the Preamble hereof:

(i)	FINANCED PARTY shall maintain sufficient and available funds in said bank account for debit;

(ii)	FINANCED PARTY hereby authorizes BANK, on an irrevocable and irreversible basis, to debit the amounts owed to it hereunder from its bank account on the respective due dates, including the cash deposit; and

(iii)	Late-payment charges set forth herein, as from the due date of debt owed by FINANCED PARY, shall be applied to the amount, or a portion of the amount to be debited in the event of non-availability of funds in the bank account held by FINANCED PARTY.

5.3. Considering that the Financing established hereunder shall be granted through onlending of funds raised abroad in foreign currency by BANK, it is hereby established that the reimbursement of the principal and the payment of charges of each Financing shall be carried out by FINANCED PARTY in the amount in Brazilian currency of the monetary installment expressed in foreign currency. In such conditions, FINANCED PARTY shall be subject to exchange risk related to the currency swap rule that shall be observed within the scope and in view of Financings, regardless the risks involved therein, up to the actual granting of financial funds to BANK by FINANCED PARTY.

5.4. The amount in Brazilian currency corresponding to the amounts of reimbursement of principal and the financial charges shall be ascertained by translating the amount in foreign currency according to the sale rate established for yen on the business day before the reimbursement or payment, disclosed for the respective reimbursement or payment day by the Central Bank of Brazil through SISBACEN, PTAX 800 transaction (option 5) – currency 470 or according to another rate that may officially replace it. If the conversion rate established herein fails to be disclosed by the Central Bank of Brazil, the exchange rate to be applied for translating the amount owed by FINANCED PARTY into the Brazilian currency (reais) shall be the exchange rate disclosed by Reuters, at 11:00A.M, New York time, by a specific screen called “EFX=” regarding the business day before the due date; or should such rate be not disclosed by Reuters, (ii) by the average rate applied in the market on the business day before the settlement date. Such average rate shall be quoted in at least three (03) first-class institutions authorized to conduct exchange transactions, including abroad, and that conduct transactions on such date involving a volume compatible with the amount subject matter of the payment mentioned in this Agreement.

5.5. In the event of any legal or regulatory amendment, during the effectiveness hereof, which may directly or indirectly change the conditions provided for herein, the parties shall inform their intent to continue or terminate this Agreement.

VI – FEES AND RATES

6.1. FINANCED PARTY shall be solely and exclusively liable for the fees and rates set forth in Preamble, and hereby undertakes to pay them on the dates mentioned in Preamble.

VII – GUARANTEES

7.1. In order to secure payment of the credit facility granted hereunder and all liabilities, whether principal and/or ancillary, assumed by FINANCED PARTY in view of each Financing conducted pursuant to this Agreement, FINANCED PARTY hereby issues and delivers to BANK, on the date hereof, a promissory note in foreign currency in the amount of the Credit Limit established in the Preamble hereof, to be paid in cash and within the term for submission established in the promissory note, as from the issuance thereof.

7.2. The promissory note mentioned above may be charged, protested or enforced, considering its total amount or the balance owed, if FINANCED PARTY fails to comply with, whether in whole or in part, the obligations agreed herein, mainly those related to payment.

7.3. If, for any reason whatsoever, the amount mentioned in the promissory note mentioned above is or becomes insufficient to represent the total amount of the obligations established herein, FINANCED PARTY hereby undertakes, provided that the request is accepted, to provide another promissory note, in the total amount of the differences ascertained, thus submitting them to BANK within forty-eight (48) hours as from the receipt of written notice from BANK to that effect.

7.4. The establishment of additional guarantees, if agreed by the parties, shall be formalized by specific document(s) to be established by BANK, which shall be an integral part hereof, as per Preamble.

7.5. Upon default on the part of FINANCED PARTY, the guarantees actually provided shall be promptly enforceable, regardless of any notice, court summons, notice or any other judicial and extra-judicial formality.

7.6. The obligations regarding the guarantee established herein shall remain valid and enforceable, even if this Agreement is terminated or early terminated, within the scope of the conditions originally established, until the actual payment of the financing previously acquired before the termination or early termination.

VIII – ARREARS

8.1. FINANCED PARTY shall be legally subject to late-payment fines, regardless of any notice or notification of any kind, if the latter fails to comply with any obligation hereunder or set forth in the respective Charts. As from the default on the party of FINANCED PARTY, the obligation in arrears shall not be subject to the exchange rate, thus not being related to the foreign loan in foreign currency. FINANCED PARTY shall promptly pay the debt in arrears to be translated into Brazilian currency (reais) at the rate established on the due date, pursuant to conversion criteria set forth in clause 13, plus, on a cumulative basis: (i) late-payment fine applied on the past-due amount, per each delay day, calculated at twelve percent (12%) per year, capitalized on an annual basis; (ii) late-payment surcharge per each delay day, calculated by using the rates applied by BANK in its revolving credit transactions; and (iii) contract fine at two percent (2%) of the amount owed.

8.1.1.	The charges mentioned in items (i) and (ii) of the main section hereof shall be calculated and applied as from the due date until the actual and full payment to BANK.

8.2. If Bank has to file any judicial proceeding to recover the amount owed to it pursuant this Agreement, FINANCED PARTY shall further pay the court costs and attorneys’ fees legally established, if the legal action filed by BANK is granted.

IX – EARLY PAYMENT

9.1. BANK shall be entitled to deem this Agreement early terminated, thus requesting FINANCED PARTY, regardless of any notification, to fully pay, in a sole lump, the balance arisen herefrom, as provided by law and, further:

(a)	If FINANCED PARTY delays in complying with any obligation to be fulfilled hereunder;

(b)	If FINANCED PARTY breaches or does not comply, in whole or in part, with any clause or conditions hereof and the corresponding Charts, which is not be remedied within ten (10) days as from the notification to that effect.

(c)	If FINANCED PARTY holds title or co-obligation in an amount exceeding twenty million reais (R$ 20,000,000.00) duly protested or if is subject to enforcement proceedings or attachment of assets, without submitting the explanation therefor to BANK, within the term established or, if FINANCED PARTY provided the explanation therefor to BANK, but it is not deemed satisfactory by BANK;

(d)	If the corporate control of FINANCED PARTY is directly or indirectly transferred to third party and BANK, at its exclusive discretion, formally informed, within five (5) days as from the respective corporate act, of its decision to terminate this Agreement.

(e)	If the rights and obligations of FINANCED PARTY established herein and in other documents arisen herefrom are transferred, without written agreement of BANK;

(f)	In the event of filing of bankruptcy proceedings or judicial and extrajudicial restructuring proceedings of FINANCED PARTY and/or any companies pertaining to the same economic Group of FINANCED PARTY, including those located abroad.

X – TERM

10.1. This Agreement shall come into effect as from the execution hereof and shall remain until the term set forth in Preamble and may be early terminated, at any time, by either party, upon written notice within at least twenty-four (24) hours, provided that, in such event, the Financings contracted until the termination remain in effect and enforceable, pursuant to the conditions originally established until the actual payment, and any Financing shall be forbidden after termination hereof.

10.2. FINANCED PARTY shall early settle or repay any Financing upon establishment of conditions for settlement or repayment and such establishment shall be previously agreed by BANK and FINANCED PARTY.

XI – EXPENSES

11.1. All taxes currently applicable or to be further applied, whether federal, state or municipal, directly related hereto shall be borne by FINANCED PARTY.

XII- FINAL PROVISIONS

12.1. FINANCED PARTY hereby acknowledges that the bank statement, entry notices and the collection notices issued by BANK may be used as evidence of debit and credit arising herefrom. Such bank statements, entry and collection notices shall be submitted to FINANCED PARTY by mail, facsimile or e-mail, at BANK’s discretion, and, if they are not challenged within fifteen (15) days as from the issuance thereof, they shall be deemed accepted, good, net, certain and sufficient and shall be used for accounting conducted and formalized between BANK and FINANCED PARTY, pursuant to law. The guarantee and liquidity of BANK are hereby expressly and fully agreed.

12.2. BANK may, at any time, assign, transfer, mortgage, pledge or otherwise encumber or dispose the rights and guarantees entitled to it hereunder to any financial institution pertaining to the same economic group of BANK, regardless any previous consultation and/or agreement of FINANCED PARTY.

12.3. The failure to exercise any rights or capacities granted pursuant to law or hereunder by the PARTIES shall not be construed as waiver of such rights and capacities, but a mere forbearance or reserve by PARTIES in order to make them prevail in another time or opportunity.

12.4. FINANCED PARTY undertakes to inform BANK of any change in the address, telephone and other data regarding its location. In the event of no updated information, all correspondences sent by BANK to the address contained in its files shall be deemed received, pursuant to law.

12.5. BANK is hereby expressly authorized to include, consult and disclose information of FINANCED PARTY to the Central Credit Risk System of the Central Bank of Brazil, pursuant to Resolution 2.724 of May 31, 2000 issued by the National Monetary Council.

12.6. The parties establish that the record information provided by FINANCED PARTY may be disclosed to companies pertaining to the same economic group of BANK.

The Courts of São Paulo are hereby elect to settle any question arising out of this Agreement, to the exclusion of any other courts, however privileged they may be. However, the Courts of the FINANCED PARTY’s domicile may be considered.

IN WITNESS WHEREOF, the parties sign this Agreement in two (02) counterparts of equal form and content, to one sole effect, in the presence of two (2) witnesses.

São Paulo, February 16, 2006.

Banco do Estado de São Paulo S.A. – Banespa

(sgd)

Tim Celular S.A.

Witnesses:

Name:

RG No.:

CPF No.:

Name:

RG No.:

CPF No.:

PROMISSORY NOTE

AMOUNT	DUE DATE
JPY 8,839,779,005.52	IN CASH

By this sole counterpart of PROMISSORY NOTE, we hereby acknowledge that we shall pay to Banco do Estado de São Paulo S.A. – Banespa, registered with the National Registry of Legal Entities (CNPJ/MF) under No. 61.411.633/0001-87, in cash, or at its order, in Brazilian currency, the amount of eight billion eight hundred thirty-nine million seven hundred and seventy-nine thousand and five yens, and fifty-two cents (JPY 8,839,779,005.52)

This PROMISSORY NOTE is hereby pegged to the Credit Facility Agreement for Acquisition of Goods and Services through Foreign Loan Onlending – COMPROR No. 150080806.

Pursuant to article 34 of Decree No. 57,663 of January 24, 1966, issuer and payee hereof have agreed that this instrument may be submitted for payment within ninety-six (96) months as from the issuance hereof.

This PROMISSORY NOTE shall be paid in Brazilian currency, the amount of which shall be ascertained by converting the amount in foreign currency according to exchange rate provided for in Credit Facility Agreement for Acquisition of Goods and Services through Foreign Loan Onlending – COMPROR No. 150080806.

São Paulo, February 16, 2006

(sgd)

ISSUER

NAME: Tim Celular

CNPJ: 04.206.050/001-80

ADDRESS: Av. Giovanni Gronchi, 7143 – Vila Andrade

City/State: São Paulo - SP